Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE RESTATED CERTIFICATE OF INCORPORATION OF

COMMUNITY HEALTH SYSTEMS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Community Health Systems, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.
Article SIXTH of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

SIXTH: To the fullest extent permitted under the law of the State of Delaware, including the GCL, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. Any amendment to or repeal of this Article SIXTH shall not adversely affect any right or protection of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. In the event that the GCL is hereafter amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be so eliminated or limited to the fullest extent permitted by the GCL as so amended without further action by either the Board of Directors or the stockholders of the Corporation. For purposes of this Article SIXTH, “officer” shall have the meaning provided in Section 102(b)(7) of the GCL as the same exists or may hereafter be amended.

2.
This amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

* * * * *

Exhibit 3.1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed and acknowledged by its duly authorized officer this 13th day of May, 2025.

Community Health Systems, Inc.

By: /s/ Justin D. Pitt

Name: Justin D. Pitt

Title: President and Chief Legal and Administrative Officer and Assistant Secretary